77M

	Putnam Investment Grade Municipal Trust and Putnam Municipal Bond Fund were merged into Putnam Municipal Opportunities
Trust on February 25, 2008, following Trustee and shareholder approval. The N 14 was filed on 8/3/07, the N 8Fs in respect of the acquired funds have yet to be filed.